Exhibit 7.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of March 11, 2023, by and between Code Green Apparel Corp. (“Buyer”), and Blackoaks Capital, L.P. (“Seller”).

AGREEMENT

In consideration of the mutual agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, both the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Purchase and Sale of Assets.

1.1 Purchase and Sale of Assets. Seller shall, and hereby does, effective as of the Closing Date (as defined in Section 2.1), sell, assign, transfer and deliver to Buyer, free and clear of all liens and encumbrances, and Buyer shall, and hereby does, effective as of the Closing Date, purchase and acquire from Seller, all of the assets of Seller comprising Seller’s ongoing Bitcoin mining business (collectively, the “Acquired Assets”), the Acquired Assets being described in Exhibit 1.1 attached hereto and made a part hereof.

1.2 No Liabilities Assumed. Buyer shall not assume or be liable for, and Seller shall retain, discharge and perform, any and all liabilities and obligations of Seller attributable to the Acquired Assets.

1.3 Purchase Price. The purchase price (“Purchase Price”) for the Acquired Assets shall be $1,109,836. The Purchase Price shall be payable by Buyer’s issuance of 100,000 shares of its Series D Preferred Stock (the “Purchase Shares”), the rights, preferences and designations of which are set forth in Exhibit 1.3 attached hereto and made a part hereof.

2.	Closing.

2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, on March 13, 2023, and shall be deemed to have occurred at 12:01 a.m. on such date. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.2 Conditions to Buyer’s Obligation to Close. The following obligations of Seller are conditions precedent to Buyer’s obligations to close and must be satisfied by Seller or waived by Buyer:

(a) All representations and warranties of Seller contained in this Agreement will be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b) Seller will have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

(c) Buyer and Seller shall have obtained, at or prior to the Closing, all consents required for the consummation of the transactions contemplated by this Agreement.

(d) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(e) No statute, rule or regulation or order or decree of any court or governmental authority will be in effect which prohibits the consummation of the transactions contemplated by this Agreement.

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(f) Buyer will have received from Seller the deliveries of Buyer listed in Section 2.4 below.

(g) Buyer will have received from Seller true and correct copies of the resolutions duly adopted and approved by the Board of Directors of Seller authorizing and approving the sale of the Acquired Assets and the consummation of this Agreement.

2.3 Conditions to Seller’s Obligation to Close. The following obligations of Buyer are conditions precedent to Seller’s obligations to close and must be satisfied by Buyer or waived by Seller:

(a) The representations and warranties of Buyer contained in this Agreement will be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b) Buyer will have complied in all material respects with the covenants and agreements set forth herein to be performed by it on or before the Closing Date.

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(d) No statute, rule or regulation or order or decree of any court or Governmental Authority will be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

(f) Seller will have received from Buyer the deliveries of Buyer listed in Section 2.5 below.

2.4 Seller’s Deliveries. At the Closing and subject to the terms and conditions herein contained, Seller will deliver to Buyer the following:

(a) A duly executed Bill of Sale with covenants of warranty of title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer, assign and vest in, Buyer all of Seller’s right, title and interest in and to the Acquired Assets; (b) Applicable third-party consents to assignments and assumptions; and (c) Such other documents as Buyer may reasonably request.

2.5 Buyer’s Deliveries. At the Closing and subject to the terms and conditions herein contained, Buyer will execute and/or deliver to Seller the following:

(a) The Purchase Shares issued in the name of Seller; and

(b) Such other documents as Seller may reasonably request.

2.6 Further Assurances. Buyer and Seller shall, from time to time after the Closing, at the other party’s request and at its own expense, promptly execute, acknowledge and deliver to the other party such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as the other party may reasonably require in order to vest more effectively in such party, or to put such party more fully in possession of, any of the Acquired Assets. Buyer and Seller will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement; provided, however, that Seller shall no obligation to assist physically in Buyer’s implementation of its planned business deploying the Acquired Assets.

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3.	Representations and Warranties.

3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Organization and Standing; Power and Authority of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller has full power and authority to operate its business and to own the Acquired Assets. This Agreement and all other agreements and instruments executed and delivered by Seller in connection herewith and the transactions contemplated hereby have been duly authorized, executed and delivered by Seller. This Agreement and all other agreements and instruments delivered by Sellers in connection herewith constitute the valid and binding obligations of Sellers, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by the availability of equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(b) Conflicts; Defaults; Consents. Neither the execution and delivery of this Agreement and the other agreements and instruments executed in connection herewith by Seller, nor the performance by Seller of the transactions contemplated hereby or thereby will (with or without the giving of notice or the lapse of time or both) (1) violate, conflict with, or constitute a default under, any of the terms of Seller’s organizational documents , or any provisions of, or result in the acceleration of any obligation under, any material contract, sales or service commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment or decree relating to Seller to which Seller is a party or to which Seller or the Acquired Assets may be bound or subject, (2) result in the creation or imposition of any liens on the Acquired Assets, (3) violate any statute, law, ordinance or regulation of any jurisdiction, as such statute, law, ordinance or regulation relates to Seller or to the assets of Seller, the violation of which would have a material adverse effect on the Acquired Assets in the hands of Buyer, (4) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of any liens, or (5) require any consent, approval authorization or other action by, or filing with or notification to any governmental or regulatory authority.

(c) Title to the Acquired Assets. Seller will transfer the Acquired Assets to Buyer with good, marketable and insurable title, free and clear of all liens and other encumbrances.

(d) Condition of Acquired Assets. To Seller’s Knowledge, the Acquired Assets are in good condition, ordinary wear and tear and normal levels of obsolescence excepted. No person other than Seller owns any of the Acquired Assets.

(e) Third-Party Options. There are no existing agreements, options, commitments or rights with, of or to any person other than Buyer to acquire any of the Acquired Assets.

(f) Brokers, Finders, and Agents. Seller is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

3.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization and Standing; Power and Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada and Buyer has full power and authority to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered by Buyer in connection herewith and the transactions contemplated hereby have been duly authorized, executed, and delivered by Buyer.

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(b) Conflicts; Default. Neither the execution and delivery by Buyer of this Agreement or the other agreements and instruments executed in connection herewith by Buyer, nor the performance by Buyer of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under, any of the terms of Buyer’s certificate of formation, company agreement or other governing document, or any provisions of, or result in the acceleration of any obligation under, any material contract, sales or service commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement, instrument, order, judgment, or decree which is applicable to Buyer or by which Buyer or its assets is otherwise bound, will violate any law, statute, judgment, decree, order, rule or regulation of any governmental or regulatory authority, will constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of any liens, or will require any consent, approval, authorization or other action by, or filing with or notification to any governmental or regulatory authority.

(c) Brokers, Finders and Agents. Buyer is not, directly or indirectly, obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

(d) Consents. All consents, novations, approvals, filings, authority, and other requirements prescribed by any law, rule or regulation, or any contract, agreement, commitment or undertaking, which must be obtained or satisfied by Buyer for the consummation of the transactions contemplated by this Agreement, have been obtained and satisfied.

4.	Termination of Agreement.

4.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Buyer and Seller; or

(b) by Seller or Buyer if the Closing has not occurred on or prior to March 15, 2023 (such date of termination being referred to herein as the “Termination Date”), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder.

4.2 Survival. Upon termination of this Agreement as provided in Section 4.1 above, all obligations of the parties hereunder shall terminate, but such termination will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party which occurs prior to such termination with respect to any of his or its representations, warranties, covenants or agreements contained in this Agreement. This Section 4.2, Section 5.1 and Section 5.4 shall survive the termination of this Agreement.

5.	General Provisions.

5.1 Transaction Costs. Each party shall bear all legal, accounting and other expenses incurred by such party in connection with this Agreement and the other agreements and transactions contemplated hereby.

5.2 Entire Agreement/Amendment. This Agreement (including all Exhibits hereto, which are hereby incorporated by reference herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous understandings, agreements, negotiations or representations by or between the parties, written or oral, relating to the subject matter hereof. There are no oral agreements between the parties. This Agreement may be amended or supplemented only by a written instrument signed by authorized representatives of the parties.

5.3 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies or Liabilities under or by reason of this Agreement.

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5.4 Severability. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses, or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or enforceable provision(s), clause(s), or sentence(s) were omitted.

5.5 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No waiver of any breach of this Agreement shall operate as a waiver of any similar or subsequent breach or any breach of any other provision of this Agreement.

5.6 Cumulative Rights and Remedies. All rights and remedies under this Agreement shall be cumulative, and none shall exclude any other right or remedy at law. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as occasion therefor arises.

5.7 Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of Nevada.

5.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:	Blackoaks Capital, L.P. 9713 Stratus Drive Dripping Springs, Texas 78620

To Buyer:	Code Green Apparel Corp. 9713 Stratus Drive Dripping Springs, Texas 78620

5.10 Assignment. No party’s rights and obligations under this Agreement may be assigned without the prior written consent of the other parties and any attempted assignment in violation of the preceding sentence shall be void, provided, however, that Buyer may, at its option, assign its interest to an Affiliate of Buyer or to a successor in interest, by merger or otherwise or to a lender to secure any loan from such lender to Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.12 Construction. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of this Agreement. Therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties.

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5.13 Dispute Resolution.

(a) Negotiation. If a dispute arises out of or relates to this Agreement or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the parties shall attempt in good faith to resolve such dispute by negotiation among senior executives who have authority to settle the controversy.

(b) Mediation. If the dispute cannot be settled through such negotiations, the parties agree to try in good faith to settle the dispute by mediation within 20 days immediately following the 20 day period set forth in 5.13(a), in Austin, Texas, under the Commercial Mediation Rules of the American Arbitration Association (“AAA”). The parties agree that they shall be responsible for their respective costs incurred with respect to such mediation activities, except that all costs payable to AAA shall be divided equally between the parties.

(c) Arbitration. If the dispute cannot be settled by mediation as set forth in Section 5.13(b), the parties agree to submit the dispute to binding arbitration in Austin, Texas, under applicable Texas and Federal law. Such demand shall set forth the names of the other party or parties. The arbitration provided for in this Section 5.13(c) shall be conducted under the auspices of the AAA, utilizing the AAA’s applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a state or federal court of the State of Texas could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. The Arbitrator’s decision shall be issued with findings of fact and conclusions of law and shall be non-appealable and any award may be entered as a judgment in any court of competent jurisdiction. Notwithstanding anything in this Section 5.13 to the contrary, the losing party in a dispute hereunder shall pay all reasonable legal fees and expenses incurred by the prevailing party in connection with the arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:	SELLER:

CODE GREEN APPAREL CORP.	BLACKOAKS CAPITAL, L.P.

	By:	Blackoaks Partners, LLC,
Its General Partner

By:	/s/ Logan William Rice	By:	/s/ Logan William Rice
	Logan William Rice		Logan William Rice
	Chief Executive Officer		Managing Member

EXHIBIT 1.1

Acquired Assets

●	100 ASICS (specialized computer hardware that process the algorithms to validate “blocks” of transactions and add them to the public ledger, thereby building a “blockchain.”)

●	All rights under all leases associated with the 100 ASICS with River Financial.

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EXHIBIT 1.3

Series D Preferred Stock

Designation, Rights, Preferences, Powers, Restrictions, and Limitations

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series D Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be One Hundred Thousand (100,000). Each share of the Series D Preferred Stock shall have a par value of $0.001.

2. Fractional Shares. The Series D Preferred Stock may be issued in fractional shares.

3. Voting Rights. Each share of Series D Preferred Stock has one (1) vote in all matters requiring shareholder approval.

4. Dividends. The holders of Series D Preferred Stock shall be entitled to received dividends when, as and if declared by the Board of Directors; provided, however, that the Series D Preferred Stock shall be entitled to receive forty-tw and one-half percent (42.5%) of “Available Cash” of the Company as a dividend when, as and if declared by the Board of Directors. “Available Cash” has been defined by the Board of Directors of the Company, as follows:

Available Cash shall be calculated as an amount of cash, for any determination period as may be established by the Board of Directors from time to time, equal to (1) total revenues from sales of Company-mined Bitcoin, (2) less total costs of Bitcoin mined by the Company, (3) less cash operating expenses of the Company as determined in accordance with generally accepted accounting principles (GAAP), (4) less cash paid by the Company for debt service, both principal and interest, (5) less taxes paid by the company.

5. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series D Preferred Stock shall be treated pari passu with the Company’s common stock.

6. Conversion and Adjustments.

(a) Conversion Rate. The Series D Preferred Stock shall be convertible into shares of the Company’s common stock, as follows:

Each share of Series D Preferred Stock shall be convertible at any time into a number of shares of the Company’s common stock that equals fifteen ten-thousandths of a percent (0.00015%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion, such that 100,000 shares of Series D Preferred Stock would convert into fifteen percent (15.0%) of the number of issued and outstanding shares of the Company’s common stock outstanding on the date of conversion (the “Conversion Rate”).

(b) No Partial Conversion. A holder of shares of Series D Preferred Stock shall be required to convert all of such holder’s shares of Series D Preferred Stock, should any such holder exercise his, her or its rights of conversion.

(c) Adjustment for Merger and Reorganization, etc. If there shall occur any reorganization, recapitalization,reclassification, consolidation or merger (a “Reorganization Event”) involving the Company in which the Company’s common stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series D Preferred Stock shall be deemed to have been converted into shares of the Company’s common stock at the Conversion Rate.

7. Protection Provisions. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

8. Waiver. Any of the rights, powers or preferences of the holders of the Series D Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series D Preferred Stock shall have no other rights, privileges or preferences with respect to the Series D Preferred Stock.

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